EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-2 and Form S-2/A (File No. 333-110831), Form S-3 (File No.’s 333-90532 and 333-68088) and Form S-8 (File No.’s 333-68166, 333-54584, 333-54582, 333-110590 and 333-105031) of Wits Basin Precious Minerals Inc and subsidiaries of our report dated January 30, 2004 (except as to Note 16, as to which the date is February 11, 2004 and except to Notes 2, 3, 8, 12 and 14, as to which the date is September 15, 2004) which appears on Page 36 of this Amendment No. 1 to the annual report on Form 10-K/A for the year ended December 31, 2003.

By:	/s/ Virchow, Krause & Company, LLP
Virchow, Krause & Company, LLP

Minneapolis, Minnesota
January 14, 2005